Exhibit 10.01

The Executive Incentive Plan (Plan) rewards executives for creating and continuing a total quality service organization. Reliable, low-cost service to our customers, achieved through the safe and efficient operation of all plant, transmission and distribution facilities while adhering to strict company and federal guidelines, is of utmost importance.

The components of the Plan include company business area and individual performance objectives, which are important to both customers and shareholders. The Plan will be effective January 1, 1995, and will remain in effect until December 31, 1995, unless earlier amended or terminated.

Participation in the Plan

Participation in the Executive Incentive Plan is restricted to the following officers:

       I.     Chairman of the Board and CEO

       II.    Senior Principal Officers
              President, NSP Electric
              VP and CFO
              President, NSP Generation
              President, NSP Gas
              VP Law and General Counsel

       III.   Principal Officers
              VP Customer Service
              VP Human Resources
              VP Controller and CIO
              VP Corporate Strategy and Treasurer
              VP Finance
              VP Nuclear Generation
              VP Public and Government Affairs

1995 Plan Objectives

The Plan's objectives reflect the company's goal to be the provider of choice for our customers. To be a strong business partner we must be financially sound - provide excellent customer service, price and flexibility - and have a highly skilled and knowledgeable work force.

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

The 1995 goals and measurements are as follows:

Objective                    Measurement                                Threshold            Target              Maximum


Financial       Company                                                 $3.30                $3.60               $3.75
Strength        Earnings Per Share

                Business Area            NSP Electric                   $2.0972              $2.2880             $2.3833
                Earnings Per Share       NSP Gas                        $.1952               $.2130              $.2219

Customer        Surveys > 75%            MN Electric                    3                    6                   8
                       ---
Satisfaction    Average Satisfaction     NSP Gas                        80%                  83%                 85%
                                         Corporate                      (80% NSP Electric; 20% NSP Gas)

Price of        Product Price per MWH    Generation                     $32.51              See page 6           $30.49

Product         Product Price per KWH    NSP Electric                   5.62 cents          5.54 cents           5.46 cents

                Comparison to regional   NSP Gas                        93.1%               91%                  90%
                utilities' prices
                                         Corporate                      (40% Generation; 40% NSP Electric; 20% NSP Gas)

Safety          Lost Work Day Rate       NSP Generation(50%)            1.08                 0.96                0.87
                                         NSP Electric(70%)              1.13                 1.02                0.90
                                         Customer Serv.(70%)            0.65                 0.15                0.00
                                         NSP Gas(50%)                   2.50                 1.60                1.40
                                         Corporate-Total
                                          MN Co.(50%)                   1.11                 0.94                0.84

                OSHA Incident Rate       NSP Generation(50%)            5.96                 5.18                4.66
                                         NSP Electric(30%)              6.42                 5.58                5.02
                                         Customer Serv.(30%)            5.93                 5.15                4.64
                                         NSP Gas(50%)                   7.84                 6.82                6.14
                                         Corporate-Total
                                          MN Co.(50%)                   5.98                 5.20                4.68

Nuclear         Prairie Island SALP(25%)                                <2nd Quartile        2nd Quartile        Best Quartile
Safety
                Monticello SALP (25%)                                   <2nd Quartile        2nd Quartile        Best Quartile

                NRC Shutdown orders (25%)                               1                    0                   0
                     (self-induced)

                Uncontrolled Radioactive
                 Discharges(12.5%)                                      2                    1                   0

                Civil Penalties (12.5%)                                 3                    2                   1

Service         Generation               Base availability(40%)         91%                  93%                 94%
Reliability                              Intermediate
                                          availability(20%)             83%                  85%                 86%
                                         Start-up(20%)                  84.9%                90%-94%            94.1%
                                         Customer survey(20%)           79%                  85%                 90%

                NSP Electric             Total feeder outages(10%)      2500                 2007                1700
                                         Human error feeder
                                          outages(25%)                  60                   32                  20
                                         Critical Customer
                                          Outage Average(25%)           2.40                 1.75                1.60
                                         Repeat Outages %>4
                                              - Momentary (10%)         6.50                 4.30                3.50
                                              - Sustained (10%)         2.30                 1.20                0.80
                                         SAIFI (10%)                    1.00                 0.80                0.69
                                         CAIDI (10%)                    1.90                 1.70                1.50

                MN Jurisdiction          Total feeder outages(10%)      2120                 1700                1425
                                         Human error feeder
                                          outages(25%)                  52                   30                  20
                                         Critical Customer
                                          Outage Average (25%)          2.40                 1.75                1.60
                                         Repeat Outages %>4
                                              - Momentary (10%)         6.50                 4.30                3.50
                                              - Sustained (10%)         2.30                 1.20                0.80
                                         SAIFI (10%)                    1.00                 0.80                0.69
                                         CAIDI (10%)                    1.90                 1.70                1.50

                NSP Gas                  Reduction in service
                                          and main hits(70%)            1%                   3.5%                5%
                                         Reduction in
                                          mislocates(30%)               2%                   7%                  10%

                Corporate                (40% Generation; 40% NSP Electric; 20% NSP Gas)

Individual      Determined by performance review process
Performance

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Target Awards by Position

The following targets and maximums are a function of achievement against the Plan's objectives:

                                              Award as % of Base Pay
                                                                   1
                                              Target        Maximum

I.   Chairman of the Board and CEO            45%           84%
II.  Senior Principal Officers                30%           54%
III. Principal Officers                       25%           245%

1 Maximums are determined as follows:

                                          Maximum

       EPS measure                        3 times target (i.e., if target is
                                          20% of your award, the maximum is 60%)

       All other plan measures            1.5 times target

2 VP Nuclear Generation has a target of 30% of salary due to an emphasis on and the critical nature of nuclear safety.

1995 Individual Goals and Target Awards


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

Position

CEO                  Earnings       Customer       Product        Safety         Nuclear        Service        Indiv.
                     Per Share      Satisfac-      Price                         Safety         Reliability    Perform.
                                    tion

                     25%            15%            15%            10%            10%            15%            10%

VP and CFO           25%            15%            20%            10%            0%             15%            15%

President,           25%            0%             15%            10%            20%            20%            10%
NSP Generation*

VP Nuclear           20%            0%             15%            10%            30%            15%            10%
Generation*

President, NSP       12.5%          20%            15%            10%            0%             20%            10%
Electric and         12.5% - Bus. Area EPS
President, NSP
Gas

VP Customer          12.5%          25%            15%            10%            0%             15%            10%
Service              12.5% - Bus. Area EPS

VP Law and           20%            20%            15%            10%            0%             10%            25%
General Counsel

Corporate            20%            20%            15%            10%            0%             10%            25%
Officers


*Customer satisfaction is combined with service reliability for President, NSP Generation, and VP Nuclear Generation.


Plan Objective Definitions

1)  Financial Strength

Corporate Earnings Per Share

The determination of the final corporate earnings per share (EPS) result is net of any incentive awards paid under the Plan. One-time earnings events may be excluded in whole or in part. In determining NSP's EPS for the purpose of the Plan, any earnings which have been denied as part of a regulatory proceeding, even though such denial may be appealed, shall not be included. The Corporate Management Committee of the Board of Directors will have sole discretion to determine whether such additional earnings will be included at a later time and whether any adjustments to awards for the Plan year will be made.

Business Area Earnings Per Share

NSP Electric and NSP Gas officers will have a portion of their incentive awards based on the EPS results of their business area. NSP Electric includes both retail and wholesale earnings for MN Jurisdiction, North Dakota Gas and Electric, and South Dakota Electric.

2)  Customer Satisfaction

The basis of the customer satisfaction rating is a composite of surveys NSP regularly conducts. The surveys include customer satisfaction related to NSP's role in the community; customers' perceptions of NSP's rates; customers' perceptions of employee competence; courteousness and willingness to please; and reliability of service.

NSP Generation

Customer satisfaction is combined with service reliability for NSP Generation.

NSP Electric

The President, NSP Electric and VP Customer Service will be measured on the achievement of receiving a 75% or higher satisfaction level for customer surveys. Ten surveys will be conducted in 1995. The target goal is to achieve at least a 75% satisfaction rating or higher on six out of ten surveys.

NSP Gas

For the President, NSP Gas, the award will be determined using the average of two customer satisfaction surveys: Gas Construction and Gas Service. Satisfied customers give us a rating of excellent or very good from a five-point rating scale.

3)  Price of Product

Price of product measures NSP's ability to maintain a competitive cost of electric service:

NSP Generation

NSP Generation's aggregate product price (APP) is the total cost of generating electricity measured in dollars per megawatt hour. This cost includes all direct NSP Generation costs and corporate administrative and general expenses needed to support NSP Generation.

APP will be measured as follows: $30.50 - $31.49 per megawatt hour earns target award. $31.50 - $32.49 per megawatt hour earns one-half of target award. An APP of $32.50 per megawatt hour or greater earns zero award and an APP of $30.49 or less earns maximum award.

NSP Electric

NSP Electric's product price is measured as the total price to NSP's customers. This measure is calculated as total NSP Electric retail revenues divided by total kilowatt hours.

NSP Gas

For 1995, NSP Gas will benchmark its product price compared to 16 regional utilities using NSP's retail revenue per MCF over the 12-month period ending September, 1995.

4)  Safety

Lost work day (LWD) and OSHA incidents will be the measures for safety.

5)  Nuclear Safety

Includes the following measurements:

Monticello and Prairie Island SALP ratings - SALP is the Systematic Assessment of Licensee Performance program. This is a Nuclear Regulatory Commission (NRC) assessment of the plant's performance in the functional areas of maintenance, operations, engineering and plant support.

NRC Shutdown Orders - NRC-ordered nuclear plant shutdowns due to safety concerns which don't come from a generic industry issue.

Uncontrolled Radioactive Discharges - Uncontrolled discharges of radioactive matter which result in an NRC violation.

Civil Penalties - NRC monetary fines for violations of its enforcement program which protects the health and safety of the public, employees and the environment.

6)  Service Reliability

NSP Generation

Service reliability includes customer satisfaction for NSP Generation. Service reliability includes four measurements:

Base Availability* - Base plant generation facilities meet much of NSP's energy requirements during standard operating time. This measures the time these plants are available for NSP Electric's requirements. Not included in the availability percents are planned outages, planned derates, maintenance derates and maintenance outages during off-peak hours and periods of reserve shutdown.

Intermediate Availability* - This measures the availability of intermediate power plants which are used to supply some base energy needs as well as pick up new energy needs on demand. Not included in the availability percents are planned outages, planned derates, maintenance derates and maintenance outages during off-peak hours and periods of reserve shutdown.

Startup - This measures NSP Generation's startup capability. The measure is on-time starts divided by unit commits.

Survey - A survey that will measure subjective issues from the Partnership Commitment between NSP Electric and NSP Generation. It will include measurement of any additions to the Partnership Commitment made in 1995.

* Included in this measure is a multiplier on the availability for baseload and intermediate availability. If there are 401 or more hours of unavailability for NSP Generation's base and intermediate plants, the points achieved for base and intermediate availability will be multiplied by 0.8.

NSP Electric

Service reliability for NSP Electric officers includes seven measures:

Total Feeder Outages - Number of outages (momentary or sustained) to our distribution main circuits. This will be "weather normalized." Weather normalized means the goal will take out uncontrollable outages caused by major storms. There are typically four to eight major storms per year.

Human Error Caused Feeder Outages - Number of outages (momentary or sustained) to distribution main circuits due to an error by an employee that should have been prevented.

Critical Customer Outage Average - Average number of momentary or sustained outages to a critical customer facility. Critical customers are determined on factors such as size and service requirements.

Momentary Outages - Percent of retail customers with more than four zero-voltage events less than five minutes in duration.

Sustained Outages - Percent of retail customers with four zero-voltage events equal or greater than five minutes in duration.

SAIFI - Sustained "customer outages" divided by customers served. An index used industry-wide to measure outage frequency.

CAIDI - Duration (in hours) of the average "customer outage." An index used industry-wide to measure outage duration.

NSP Gas

Two reliability goals will be measured for NSP Gas:

Service and Maintenance Hits - Any damage to gas mains and/or gas services resulting from excavation.

Mislocates - The failure to provide location markings completely and/or accurately within 24 inches of either side of NSP's underground facilities.

Miscellaneous

Late Entry of Participants

Any person who becomes eligible to participate after January 1 of the Plan year will become a participant as of the date the person became eligible. Incentive awards payable to such participants shall be prorated based on the number of days of service in an eligible position during the Plan year.

Change in Position

Eligible employees under the Plan who have a change in position during the Plan year will have their incentive award calculated under the Plan award levels for both positions, prorating the award by days of service at each level. (This includes prorating between the Executive and Management Incentive Plans.)

Terminations

Awards for eligible employees who terminate during the Plan year will be handled as follows:

Voluntary resignations - no incentive award.

Involuntary terminations for cause - no incentive award.

Retirement, death, disability or involuntary termination for reasons other than cause - incentive award prorated by the number of months of active service during the current incentive Plan year.

Rounding

All numbers used in calculations determining performance/incentive awards will be rounded to the fourth decimal place. The final award calculation will be determined to the nearest hundredth of a percent.

Administration

The Plan will be administered by the Corporate Management Committee of the Board of Directors, which has the sole authority to establish and interpret the Plan's terms and conditions.

Right to Continued Employment

No participant shall have any claim or right to be granted an incentive award under the Plan, and the granting of an incentive award shall not be construed as giving the participant the right of continued employment with NSP. The Company further reserves the right to dismiss a participant at any time, with or without cause, free from any claim of liability other than provided under this Plan document.

Modification, Amendment or Termination

The Committee reserves the right to modify the incentive award payable to any participant calculated under the foregoing provisions of the Plan and to make other exceptions to the terms of the Plan as the Committee deems appropriate in its sole discretion. The Committee also reserves the right to amend or terminate the Plan at any time.